Exhibit 99.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into and made effective as of November 3, 2026 (the “Effective Date”), by and between KrimGP2010, LLC, an Oklahoma limited liability company (“KrimGP”), and North Street Properties, LLC, a North Carolina limited liability company (“North Street”). KrimGP and North Street are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the LLC Agreement (as defined below).

RECITALS

WHEREAS, NGL Energy Holdings LLC, a Delaware limited liability company (the “Company”), is the general partner of NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”); the Company is governed by that certain Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 25, 2013, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, and Amendment No. 4 thereto, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time (the “LLC Agreement”);

WHEREAS, the Company has 1,081,081.00 Units of membership interest outstanding;

WHEREAS, North Street is an existing Member of the Company and owns an aggregate of 57,992.79 Units;

WHEREAS, KrimGP is an existing Member of the Company and owns 177,655.24 Units; and

WHEREAS, KrimGP and North Street desire to enter into this Agreement to set forth their agreement regarding the voting of the Units held by North Street and certain related matters, as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.Voting Provisions.

1.1Voting Commitment. North Street shall vote, or cause to be voted, all Units owned by North Street, or over which North Street has voting control, from time to time and at all times during the Term of this Agreement: (i) in favor of maintaining the then-current composition of the Board and against any proposal to remove or replace any incumbent Director (including, without limitation, John T. Raymond), in each case as directed or recommended by KrimGP or as otherwise required by the terms of the LLC Agreement; (ii) in favor of the election, appointment, or approval of any Board nominee, and in favor of any other matter submitted to a vote or consent of the Members, in each case as designated or recommended by KrimGP from time to time; and (iii) against any amendment, modification, or waiver of the LLC Agreement that would adversely affect the rights of KrimGP or IEP Group under the LLC Agreement, in each case for so long as this Agreement remains in effect.

1.2Irrevocable Proxy. North Street hereby appoints H. Michael Krimbill, the Manager and sole owner of KrimGP (“Mr. Krimbill”) (or such other Person as KrimGP may designate in writing from time to time), as its proxy and attorney-in-fact, with full power of substitution, to represent and to vote all Units owned or held by North Street, or over which North Street has voting power, with respect to the matters set forth in Section 1.1, if (and only if) North Street (i) fails to vote or (ii) attempts to vote (whether by proxy, in person, or by written consent) in a manner inconsistent with the terms of this Agreement. The proxy and power of attorney granted by the immediately preceding sentence are given in consideration of the agreements and covenants of KrimGP in connection with the transactions contemplated by this Agreement and, as such, are coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 3.4. North Street hereby revokes any and all previous proxies or powers of attorney with respect to the Units owned or held by North Street and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 3.4, purport to grant any other proxy or power of attorney with respect to any of the Units owned or held by North Street, deposit any of such Units into a voting trust, or enter into any agreement (other than this Agreement), arrangement, or understanding with any Person, directly or indirectly, to vote, grant any proxy, or give instructions with respect to the voting of any of such Units, in each case with respect to any of the matters set forth in Section 1.1.

1.3Support for Future Designating Member Status. If, at any time during the Term, North Street and its Affiliates hold, in the aggregate, a number of Units constituting an Ownership Percentage equal to or greater than 10% (the “Step-Up Threshold”), then, upon North Street’s written request, KrimGP shall (i) vote, or cause to be voted, all Units owned by KrimGP or over which KrimGP has voting control in favor of any amendment to the LLC Agreement, approved in accordance with Section 16.02(a) of the LLC Agreement, that would recognize North Street as a “Designating Member” thereunder holding the right to designate one natural person to serve as a Representative on the Board pursuant to Section 9.02(b), on terms and conditions substantially consistent with those applicable to other Designating Members holding a comparable Ownership Percentage, and (ii) use reasonable best efforts to otherwise support the Board’s and the Members’ consideration and approval of such amendment. The Parties acknowledge that (A) the admission of North Street as a Designating Member requires the affirmative vote of Members owning, in the aggregate, 80% or more of the outstanding Units in accordance with Section 16.02(a) of the LLC Agreement, and KrimGP’s support under this Section 1.3 does not guarantee that such approval will be obtained, and (B) this Section 1.3 shall terminate and be of no further force or effect if North Street and its Affiliates cease to hold the Step-Up Threshold.

1.4Equal Treatment. Notwithstanding anything to the contrary in this Agreement, none of Sections 1.1, 1.2 or 2.2 shall require North Street, or permit Mr. Krimbill or any other proxy holder under Section 1.2, to vote or cause to be voted any Units owned by North Street in favor of any amendment, transaction or other matter that would (a) adversely affect the rights, preferences or economic interests of North Street as a Member (including with respect to distributions, allocations of Profits and Losses, Capital Contributions, rights under Articles IV and V of the LLC Agreement, or rights to indemnification) in a manner that is disproportionate to the effect on the Units held by the other Members, including KrimGP and its Affiliates; or (b) provide KrimGP, Mr. Krimbill or any of their respective Affiliates, in their capacity as Members, any consideration, right or benefit not offered to North Street on a pro rata basis (each, a “Disproportionate Matter”). North Street may vote its Units on any Disproportionate Matter in its sole discretion. For the avoidance of doubt, the election, appointment, removal or replacement of Directors shall not, in and of itself, constitute a Disproportionate Matter.

2.Additional Representations and Covenants.

2.1No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked during the Term of this Agreement.

2.2No Adverse Amendments; No Removal of Incumbent Directors. During the Term of this Agreement, North Street shall not vote its Units, or any other Units over which North Street has voting control, (a) in favor of (i) any amendment or change to the LLC Agreement or the Certificate of Formation of the Company that would adversely affect the rights of KrimGP under this Agreement or the rights of KrimGP or IEP Group under the LLC Agreement, or (ii) the removal of any incumbent Director (including, without limitation, John T. Raymond), except as directed or recommended by KrimGP or as otherwise required by the LLC Agreement, or (b) otherwise in a manner inconsistent with the rights of KrimGP under this Agreement, including filling any vacancy on the Board with any individual other than as designated or recommended by KrimGP in accordance with Section 1.1(ii).

2.3Specific Enforcement. Each Party acknowledges and agrees that monetary damages would not adequately compensate the other Party for a breach of this Agreement, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without the requirement of posting a bond. Each Party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

2.4Transfers. North Street shall not Transfer any Units to an Affiliate unless and until such Affiliate has executed and delivered to KrimGP (with a copy to the Company) a joinder agreement in the form attached hereto as Exhibit A, pursuant to which such Affiliate agrees to be bound by all of the terms and conditions of this Agreement as if it were “North Street” hereunder, and North Street shall remain jointly and severally liable for the obligations of such Affiliate hereunder. Any Units Transferred to a Person other than an Affiliate of North Street in compliance with the LLC Agreement (including pursuant to Section 5.01, 5.02 or 5.03 thereof) shall, upon consummation of such Transfer, be released from this Agreement, including the proxy granted pursuant to Section 1.2, and shall be Transferred free and clear hereof.

2.5Independent Counsel. Each Party acknowledges that it has been represented by independent counsel of its choice throughout the negotiations preceding the execution of this Agreement and that it has executed this Agreement with the consent and upon the advice of such counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement, and any and all drafts relating hereto shall be deemed the joint work product of the Parties and shall not be construed against either Party by reason of its preparation. Accordingly, any rule of law or legal decision that would require interpretation of ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

2.6Regulatory Compliance; Material Nonpublic Information.

(a)Confidentiality and Non-Use. Any information regarding the Company, the Partnership, or their respective Affiliates that is not publicly available and is disclosed to North Street by KrimGP, by Mr. Krimbill, or otherwise in connection with this Agreement shall be held in confidence by North Street, used solely to perform its obligations and exercise its rights under this Agreement, and not disclosed to any third party.

(b)No Trading on Partnership MNPI. North Street represents, warrants, and covenants that neither it nor any of its Affiliates will purchase, sell, or otherwise trade in any securities of the Partnership, or recommend or induce any other Person to do so, while in possession of any material nonpublic information regarding the Partnership (“Partnership MNPI”).

(c)Scope Limitation. North Street shall have no right under this Agreement to receive information regarding the Company or the Partnership beyond that made available to Members generally under the LLC Agreement.

(d)KrimGP’s Independent Obligations. Nothing in this Agreement shall require or authorize KrimGP or Mr. Krimbill to disclose any information, or to take or refrain from taking any action, in violation of the Partnership's insider trading policies and procedures (the “Insider Trading Policies”), the Securities Laws, or Mr. Krimbill’s fiduciary or other duties as a Director of the Company or as an officer of the Company or the Partnership (his “Duties”), and such Insider Trading Policies, Securities Laws, and Duties shall control notwithstanding any other provision of this Agreement. As used in this Agreement, “Securities Laws” means Section 10(b) of the Securities Exchange Act of 1934, as amended, Rule 10b-5 and Regulation FD promulgated thereunder, and all other applicable federal and state securities laws.

2.7Representations and Warranties. Each Party represents and warrants to the other that (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute, deliver and perform this Agreement; (b) this Agreement has been duly authorized, executed and delivered by such Party and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (c) the execution, delivery and performance of this Agreement do not conflict with its organizational documents or any agreement to which it is a party. North Street further represents and warrants that it is the sole record and beneficial owner of the 57,992.79 Units described in the Recitals, free and clear of any proxy, voting trust or other voting agreement or arrangement, other than this Agreement and the LLC Agreement.

3.Miscellaneous.

3.1Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the Parties.

3.2Successors and Assigns; No Third-Party Beneficiaries. Except as otherwise provided in this Agreement (including Section 2.4), the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, and legal representatives of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto, or their respective successors, assigns, and legal representatives (including any Affiliate that becomes bound hereby pursuant to Section 2.4), any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

3.3Amendments and Waivers. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement shall be effective unless signed by each of KrimGP and North Street (and any Affiliate of North Street that has become bound hereby pursuant to Section 2.4). Any amendment, supplement, or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on a Party shall entitle such Party to any other or further notice or demand in similar or other circumstances.

3.4Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect until the earliest of (a) the date on which neither North Street nor any Affiliate of North Street that has become bound hereby pursuant to Section 2.4 holds any Units; (b) the date on which the Units held, in the aggregate, by Mr. Krimbill, KrimGP and any other Person controlled by Mr. Krimbill constitute an Ownership Percentage of less than five percent (5%), (c) the date that is seven (7) years from the Effective Date hereof; and (d) the written agreement of the Parties (the “Term”).

3.5Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier, or sent by email (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the Party to be notified at such Party’s address set forth beneath its signature to this Agreement, or as subsequently modified by written notice.

3.6Severability. If any provision of this Agreement is held to be illegal, invalid, not binding, or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

3.7Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution, or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws, consistent with Section 16.11(a) of the LLC Agreement. Each Party irrevocably agrees that any claim, suit, action, or proceeding arising out of or relating in any way to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks subject matter jurisdiction, any other court of the State of Delaware or, to the extent there is exclusive federal jurisdiction, the federal courts located in the State of Delaware), consistent with Section 16.11(b) of the LLC Agreement, and irrevocably submits to the exclusive jurisdiction of such courts. Each Party waives, to the fullest extent permitted by applicable law, any objection to the laying of venue of any such claim, suit, action, or proceeding in such courts and any claim that such claim, suit, action, or proceeding has been brought in an inconvenient forum, and expressly waives any requirement for the posting of a bond by a Party bringing any such claim, suit, action, or proceeding. Each Party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

3.8WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

3.9Counterparts. This Agreement may be executed in two or more counterparts (including by electronic signature or electronic transmission of a signed signature page), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

3.10Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.11No Liability; No Fiduciary Duty. Neither KrimGP nor North Street, nor any officer, director, manager, equityholder, partner, member, employee, or agent of either Party, makes any representation or warranty as to the fitness or competence of any Director or Board nominee by virtue of either Party’s execution of this Agreement or by the act of voting in accordance with this Agreement. Furthermore, no fiduciary duty, duty of care, duty of loyalty, or other heightened duty shall be created or imposed upon either Party in favor of the other Party, the Company, the Partnership, or any other Member of the Company, by reason of this Agreement or any right or obligation hereunder. Nothing in this Section 3.11 shall limit the implied contractual covenant of good faith and fair dealing or liability for fraud or intentional misconduct.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

KRIMGP:

KRIMGP2010, LLC

By: /s/ H. Michael Krimbill
Name:    H. Michael Krimbill
Title:    Manager

Address for Notice:
6120 South Yale Avenue, Suite 1300
Tulsa, Oklahoma 74136

NORTH STREET:

NORTH STREET PROPERTIES, LLC

By: /s/ Bradford B. Briner
Name:    Bradford B. Briner
Title:    Manager

Address for Notice:
705 Gimghoul Road
Chapel Hill, NC 27514